UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) or (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Harrah’s Entertainment, Inc.
(Exact name of registrant as specified in its charter)

Delaware	62-1411755
(Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Caesars Palace Drive
Las Vegas, Nevada 89109
(702) 407-6000
(Address of Principal Executive Offices, Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: 001-10410

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class
to be so registered

Voting Common Stock, par value $0.01 per share

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.    Description of Registrant’s Securities to be Registered

                The class of securities to be registered hereby is Harrah’s Entertainment, Inc. (“Harrah’s” or the “Company”) voting common stock, par value $.01 per share (the “Voting Common Stock”).

                On January 28, 2008, Harrah’s Entertainment, Inc. announced the completion of its merger with Hamlet Merger Inc. (the “Merger”). The Merger was completed pursuant to the Agreement and Plan of Merger dated as of December 19, 2006 (the “Merger Agreement”), among Hamlet Holdings LLC, Hamlet Merger Inc., and Harrah’s. As a result of the Merger, the former stockholders of Harrah’s will receive a purchase price of $90 per share in cash and will no longer hold any shares of Harrah’s. Also as a result of the Merger, the only securities of Harrah’s registered pursuant to the Exchange Act will be the Voting Common Stock.

                Description of Voting Common Stock

                The total number of shares of stock which the Company has authority to issue is 120,000,020 shares of stock, consisting of (a) 20 shares of Voting Common Stock, par value $.01 per share, and 80,000,000 shares of Non-Voting Common Stock, par value $.01 per share (the “Non-Voting Common Stock” and, together with the Voting Common Stock, the “Common Stock”) and (b) 40,000,000 shares of Non-Voting Perpetual Preferred Stock, par value $.01 per share (the “Preferred Stock”).

                The Voting Common Stock has no economic rights or privileges, including rights in liquidation.

                The holders of Voting Common Stock have no right to receive dividends or any other distributions. Subject to certain rights of holders of Preferred Stock, when, as and if dividends are declared on the Common Stock, whether payable in cash, in property or in securities of the Corporation, the holders of Non-Voting Common Stock shall be entitled to share equally, share for share, in such dividends.

                In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Non-Voting Common Stock will receive a pro rata distribution of any remaining assets after payment of or provision for liabilities and the liquidation preference on Preferred Stock, if any.

                The holders of Voting Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders of the Company.

                The capital stock of the Company, after the amount of the subscription price has been fully paid in, will not be assessable for any purpose, and no stock issued as fully paid will ever be assessable or assessed. No stockholder of the Company is individually liable for the debts or liabilities of the Company.

                No stockholder of the Company is entitled to cumulative voting of his shares for the election of directors.

                No stockholder of the Company has any preemptive rights.

                If there is an Initial Public Offering (as defined in the paragraph immediately below) of the Company, if every holder of Non-Voting Common Stock beneficially owns less than 5% of shares of Common Stock and Preferred Stock, on a combined basis, then the shares of Voting Common Stock outstanding at such time will be redeemed at the subscription price of such shares, and the shares of Non-Voting Common Stock outstanding at such time will automatically be designated, without cost, as “Common Stock” and will be entitled to the rights such shares had prior to such designation plus the voting rights described above with respect to Voting Common Stock. The rights of each holder of Non-Voting Common Stock to be designated as “Common Stock” pursuant to the prior sentence shall be subject at all times to compliance with all gaming and other statutes, laws, rules and regulations applicable to the Company and such holder at that time.

                “Initial Public Offering” means the Company’s first bona fide firm commitment underwritten public offering of shares of Common Stock pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and in which the shares of Common Stock are listed on the New York Stock Exchange, the NASDAQ Stock Market or another internationally recognized stock exchange.

Item 2.	Exhibits

The following exhibits are incorporated herein by reference:

3.1	Amended and Restated Certificate of Incorporation of Harrah’s Entertainment, Inc. (Incorporated by
reference to Exhibit 3.1 to Harrah’s Entertainment, Inc.’s Current Report on Form 8-K filed February 1,
2008)

3.2	Amended and Restated By-Laws of Harrah’s Entertainment, Inc. (Incorporated by reference to Exhibit 3.2 to Harrah’s Entertainment, Inc.’s Current Report on Form 8-K filed February 1, 2008)

3.3	Certificate of Designation of Non-Voting Perpetual Preferred Stock (Incorporated by reference to Exhibit
3.3 to Harrah’s Entertainment, Inc.’s Current Report on Form 8-K filed February 1, 2008)

SIGNATURE

                Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

HARRAH’S ENTERTAINMENT, INC.

Dated: February 22, 2008	By:	/s/ Michael D. Cohen
	Name:	Michael D. Cohen
	Title:	Vice President, Associate General Counsel and
Corporate Secretary

EXHIBIT INDEX

3.1	Amended and Restated Certificate of Incorporation of Harrah’s Entertainment, Inc. (Incorporated by
reference to Exhibit 3.1 to Harrah’s Entertainment, Inc.’s Current Report on Form 8-K filed February 1, 2008)

3.2	Amended and Restated By-Laws of Harrah’s Entertainment, Inc. (Incorporated by reference to Exhibit 3.2 to Harrah’s Entertainment, Inc.’s Current Report on Form 8-K filed February 1, 2008)
3.3	Certificate of Designation of Non-Voting Perpetual Preferred Stock (Incorporated by reference to Exhibit
3.3 to Harrah’s Entertainment, Inc.’s Current Report on Form 8-K filed February 1, 2008)